Registration No. 333-46016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-46016
Under The Securities Act of 1933

VERTICALNET, INC.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)	23-2815834 (I.R.S. Employer Identification No.)

400 Chester Field Parkway Malvern, Pennsylvania (Address of Principal Executive Offices)	19355 (Zip Code)

Verticalnet, Inc. Employee Stock Purchase Plan, as amended, Verticalnet, Inc. 2000 Equity
Compensation Plan and Verticalnet, Inc. Equity Compensation Plan for Employees (1999)

Christopher G. Kuhn
Vice-President & General Counsel
Verticalnet, Inc.
400 Chester Field Parkway,
Malvern, Pennsylvania 19355
(Name and Address of Agent for Service)
(610) 240-0600
(Telephone Number, Including Area Code, of Agent For Service)
Copy to:
Daniel P. Raglan, Esq.
Greenberg Traurig, LLP
200 Park Avenue,
New York, New York 10166
(212) 801-9200

SIGNATURES

TERMINATION OF REGISTRATION
     This Post-Effective Amendment (the “Amendment”), filed by Verticalnet, Inc. (the “Company”), deregisters all shares of the Company’s Common Stock, $0.01 par value per share, that had been registered for issuance under the following Registration Statement on Form S-8 (the “Registration Statement”):
•	File No. 333-46016, which was filed with the SEC and became effective on September 18, 2000.
     On January 25, 2008, pursuant to the Agreement and Plan of Merger, dated as of October 25, 2007, by and among the Company, BravoSolution S.p.A., a corporation organized under the laws of the Republic of Italy (“Parent”), and BravoSolution U.S.A., Inc., a Pennsylvania corporation (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company being the surviving entity and becoming controlled by Parent. As a result, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement, the Company hereby removes from registration all securities under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania, on February 11, 2008.

VERTICALNET, INC.
By:	/s/ Christopher G. Kuhn
Christopher G. Kuhn,
Vice President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

	President, Chief Executive Officer	February 11, 2008
/s/ Nathanael V. Lentz Nathanael V. Lentz	(Principal Executive Officer)

	Vice President and Chief Accounting Officer	February 11, 2008
/s/ Jonathan T. Cohen Jonathan T. Cohen	(Principal Financial Officer and Principal Accounting Officer)

	Vice President and General Counsel	February 11, 2008
/s/ Christopher G. Kuhn Christopher G. Kuhn

	Director	February 11, 2008
/s/ Antonino Pisana Antonino Pisana

	Director	February 11, 2008
/s/ Nader Sabbaghian Nader Sabbaghian

	Director	February 11, 2008
/s/ Federico Vitaletti Federico Vitaletti